UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION

 Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. _____)

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Citizens Community Bancorp

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Citizens Community Bancorp
2174 EastRidge Center
Eau Claire, Wisconsin 54701
(715) 836-9994

Notice of Special Meeting of Stockholders

              On October 26, 2006, Citizens Community Bancorp will hold a special meeting of stockholders at the Citizens Community Federal offices at 427 West Prairie View Road, Chippewa Falls, Wisconsin. The meeting will begin at 4:30 p.m., local time. At the meeting, stockholders will consider and act on the following:

1.	The approval of a plan of conversion and reorganization pursuant to which: (A) Citizens Community Bancorp ("CCB") will convert to an interim federal stock savings association and will merge with and into Citizens Community Federal, with Citizens Community Federal being the surviving entity, (B) Citizens Community MHC, which currently owns approximately 74.3% of the common stock of CCB, will convert to an interim federal stock savings association and merge with and into Citizens Community Federal, with Citizens Community Federal being the surviving entity, (C) an interim stock savings association will be formed as a subsidiary of Citizens Community Bancorp, Inc., a Maryland corporation recently formed to be the holding company for Citizens Community Federal, and then will merge into Citizens Community Federal, with Citizens Community Federal being the surviving entity, (D) the outstanding shares of CCB, other than those held by Citizens Community MHC, will be converted into shares of common stock of Citizens Community Bancorp, Inc. and (E) Citizens Community Bancorp, Inc. will offer shares of its common stock for sale in a subscription offering and community offering; and

2.	Such other business that may properly come before the meeting.

              NOTE: The Board of Directors is not aware of any other business to come before the meeting.

              Only stockholders as of September 8, 2006 are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting.

              You have the right to dissent and obtain payment in cash of the fair value of your shares of CCB common stock under Office of Thrift Supervision regulations. To perfect dissenters' rights, you must not vote in favor of the plan of conversion and reorganization and must file a written demand for appraisal before the taking of the vote on the plan of conversion and reorganization. A copy of the applicable Office of Thrift Supervision regulations are included as Appendix A to the attached proxy statement and a summary of the provisions can be found under the caption "Proposal 1-Approval of the Plan of Conversion and Reorganization-Dissenters' Rights."

              In some instances, the rights of stockholders of Citizens Community Bancorp, Inc. will be less than the rights stockholders of CCB currently have. The decreases in stockholder rights under the articles of incorporation and bylaws of Citizens Community Bancorp, Inc. are not mandated by Maryland law, but have been chosen by management as being in the best interests of the corporation and all of its stockholders. For a discussion of the differences in stockholders' rights, see the section captioned "Proposal 1-Approval of the Plan of Conversion and Reorganization-Comparison of Stockholders' Rights" in the attached proxy statement.

              Please complete and sign the enclosed form of proxy, which is solicited by the Board of Directors, and mail it promptly in the enclosed envelope. The proxy will not be used if you attend the meeting and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS /s/ James G. Cooley James G. Cooley President and Chief Executive Officer

Eau Claire, Wisconsin
September 21, 2006

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Questions and Answers

              You should read this document and the accompanying prospectus (which includes a detailed index) for more information about the conversion. The plan of conversion and reorganization described in this document has been conditionally approved by the Office of Thrift Supervision.

Q.	What am I being asked to approve?
A.	CCB stockholders as of September 8, 2006 are asked to vote on the plan of conversion and reorganization, pursuant to which:
  CCB will convert to an interim federal stock savings association and will merge with and into Citizens Community Federal, with Citizens Community Federal being the surviving entity;

  Citizens Community MHC, which currently owns approximately 74.3% of the common stock of CCB, will convert to an interim federal stock savings association and merge with and into Citizens Community Federal, with Citizens Community Federal being the surviving entity;

  An interim stock savings association will be formed as a subsidiary of Citizens Community Bancorp, Inc., a Maryland corporation recently formed to be the holding company for Citizens Community Federal, and then will merge into Citizens Community Federal, with Citizens Community Federal being the surviving entity;

  The outstanding shares of CCB, other than those held by Citizens Community MHC, will be converted into shares of common stock of Citizens Community Bancorp, Inc.; and

  Citizens Community Bancorp, Inc. will offer shares of its common stock for sale in a subscription offering and community offering.

Q.	What are reasons for the conversion and the related offering?
A.	The primary reasons for the conversion are to increase our capital, which will make us stronger, to structure our business in a form that will provide access to capital markets, support future lending and operational growth, enhance our ability to attract and retain qualified directors and management through stock-based compensation plans, support future branching activities and facilitate acquisitions of other financial institutions and create a more liquid and active market than currently exists for CCB common stock.

Q.	What will I receive for my CCB shares?
	A.	As more fully described in the section of this proxy statement entitled "Proposal 1-Approval of the Plan of Conversion and Reorganization-Share Exchange Ratio," depending on the number of shares sold in the offering, each share of common stock that you own upon completion of the conversion will be exchanged for between 1.22803 new shares at the minimum and 1.66145 shares of Citizens Community Bancorp, Inc. at the maximum of the offering range, or up to 1.91067 at the maximum, as adjusted, of the offering range, (though cash will be paid in lieu of fractional shares). The number of new shares you receive for your existing CCB shares does not depend on the market value of CCB common stock. Instead, the exchange ratio is calculated based on the percentage of CCB common stock held by the public, the final independent appraisal of the pro forma market value of CCB common stock assuming the completion of the conversion and the offering and the number of shares sold in the offering. The result will be that each existing stockholder will own the same percentage of Citizens Community Bancorp, Inc. after the conversion as was held just prior thereto, before giving effect to (1) any shares purchased by the stockholder in the offering and (2) cash received in lieu of fractional shares.

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Q.	Why will the shares that I receive be based on a price of $10.00 per share rather than the trading price of the common stock prior to the conversion?
	A.	Our Board of Directors selected a price of $10.00 per share for the stock offered for sale because it is a commonly selected per share price for mutual-to-stock conversions.
Q.	Should I submit my stock certificates now?
A.	No. If you hold your stock certificate(s), instructions for exchanging the shares will be sent to you after completion of the conversion. If your shares are held in street name, rather than in certificate form, the share exchange will occur automatically upon completion of the conversion.

Q.	Will Citizens Community Bancorp, Inc. pay dividends?
A.	After the offering, Citizens Community Bancorp, Inc. intends to adopt a policy of paying regular cash dividends on its common stock, but has not decided the amount or frequency of payments or when the payments may begin. We make no assurances that we will pay regular cash dividends in the future.

Q.	If my shares are held in street name, will my broker automatically vote on my behalf?
	A.	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, using the directions that your broker provides to you.
Q.	What if I do not give voting instructions to my broker?
	A.	Your vote is important. If you do not instruct your broker to vote your shares, the unvoted proxy will have the same effect as a vote against the plan of conversion and reorganization.
Q.	May I place an order to purchase shares in the offering, in addition to the shares that I will receive in the exchange?
A.	Yes. Eligible depositors of Citizens Community Federal have priority subscription rights allowing them to purchase common stock in the subscription offering. Shares not purchased in the subscription offering may be available for sale to the public in a community offering, as fully described in the prospectus. CCB stockholders have a preference in the community offering. If you hold your stock certificate(s), you were mailed a stock order form and order reply envelope with this document. If you hold your shares in street name with a broker, you must call the stock information center if you would like to receive a stock order form. The telephone number is (715) 839-1008.

Other Questions?

              For answers to other questions, please read the proxy statement and the prospectus. Questions about the offering or voting may be directed to the stock information center by calling (715) 839-1008. Our stock information center is located at 219 Fairfax Street, Altoona, Wisconsin 54720. The stock information center's hours of operation are 11:00 a.m. to 5:00 p.m. on Monday, 8:30 a.m. to 5:00 p.m. on Tuesday through Thursday and 8:30 a.m. to 3:30 p.m. on Friday (all Eau Claire, Wisconsin time).

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Citizens Community Bancorp

_________________________

Proxy Statement

_________________________
           This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Citizens Community Bancorp ("CCB") to be used at a special meeting of stockholders of CCB. The special meeting will be held at the Citizens Community Federal offices at 427 West Prairie View Road, Chippewa Falls, Wisconsin on October 26, 2006 at 4:30 p.m., local time. This proxy statement and the enclosed proxy card are being mailed to stockholders of record on or about September 21, 2006.

Voting and Proxy Procedure - Who Can Vote at the Meeting

           You are entitled to vote your CCB common stock if our records show that you held your shares as of the close of business on September 8, 2006. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker or nominee how to vote.

           As of the close of business on September 8, 2006, there were 3,724,628 shares of CCB common stock outstanding. Each share of common stock has one vote. CCB's charter provides that a record owner of CCB common stock (other than Citizens Community MHC) who beneficially owns, either directly or indirectly, in excess of 10% of CCB's outstanding shares, is not entitled to vote the shares held in excess of the 10% limit.

Attending the Meeting

           If you are a stockholder as of the close of business on September 8, 2006, you may attend the meeting. However, if you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of CCB common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

           The special meeting will be held only if there is a quorum. A quorum exists if a majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, is present at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

           In voting on the plan of conversion and reorganization, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To be approved, the plan of conversion and reorganization requires the affirmative vote of two-thirds of the outstanding shares of CCB common stock, including the shares held by Citizens Community MHC, and the affirmative vote of a majority of votes eligible to be cast at the meeting, excluding shares of Citizens Community MHC. Abstentions and broker non-votes will have the same effect as a vote against the plan of conversion and reorganization.

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Shares Held by Citizens Community MHC and Our Officers and Directors

           As of September 8, 2006, Citizens Community MHC beneficially owned 2,768,669 shares of CCB common stock. This equals 74.3% of our outstanding shares. Citizens Community MHC intends to vote all of its shares in favor of the plan of conversion and reorganization. Accordingly, this matter will receive the required approval of two-thirds of our outstanding shares.

           As of September 8, 2006, our officers and directors beneficially owned 252,858 shares of CCB common stock, not including shares that they may acquire upon the exercise of outstanding stock options. This equals 6.8% of our outstanding shares and 26.5% of shares held by persons other than Citizens Community MHC.

Voting by Proxy

           Our Board of Directors is sending you this proxy statement to request that you allow your shares of CCB common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of CCB common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by our Board of Directors. Our Board of Directors recommends that you vote "FOR" approval of the plan of conversion and reorganization.

           If any matters not described in this proxy statement are properly presented at the special meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the special meeting to solicit additional proxies. We may adjourn or postpone the meeting to solicit additional proxies if we have not received a sufficient number of votes to approve the plan of conversion and reorganization. However, no proxy that is voted against the plan of conversion and reorganization will be voted in favor of adjournment to solicit additional proxies. If the special meeting is postponed or adjourned, your CCB common stock may be voted by the persons named in the proxy card on the new special meeting date as well, provided that meeting occurs within 30 days of the special meeting and you have not revoked your proxy. We do not know of any other matters to be presented at the special meeting.

           You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Corporate Secretary of CCB in writing before your common stock has been voted at the special meeting, deliver a later-dated proxy or attend the special meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

           If your CCB common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement.

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PROPOSAL 1 - APPROVAL OF THE PLAN OF CONVERSION
AND REORGANIZATION

General

           On April 20, 2006, the respective Boards of Directors of Citizens Community Federal, CCB and Citizens Community MHC unanimously adopted the plan of conversion and reorganization. Under the plan of conversion and reorganization, Citizens Community Federal will convert from the mutual holding company form of organization to the stock holding company form of organization and become a wholly owned subsidiary of Citizens Community Bancorp, Inc., a newly formed Maryland corporation. Current stockholders of CCB, other than Citizens Community MHC, will receive shares of Citizens Community Bancorp, Inc. common stock in exchange for their shares of CCB common stock. Following the conversion, Citizens Community MHC and CCB will no longer exist.

           The conversion to a stock holding company structure also includes the offering by Citizens Community Bancorp, Inc. of its common stock to qualifying depositors of Citizens Community Federal in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate of registered broker-dealers. The completion of the offering depends on market conditions and other factors beyond our control. We can give no assurance as to the length of time that will be required to complete the sale of the common stock. If we experience delays, significant changes may occur in the appraisal of Citizens Community Bancorp, Inc. and CCB as converted, which would require a change in the offering range. A change in the offering range would result in a change in the net proceeds realized by Citizens Community Bancorp, Inc. from the sale of the common stock. If the conversion is terminated, we would be required to charge all expenses related to the conversion against current income.

           The Office of Thrift Supervision has approved our plan of conversion and reorganization, subject to, among other things, approval of the plan of conversion and reorganization by Citizens Community MHC's members and CCB's stockholders.

           The following is a summary of information about the conversion. A more detailed description of CCB and the proposed conversion is contained in the prospectus, which has been delivered with this proxy statement and which is incorporated in this proxy statement by reference. Details of the conversion can be found in the prospectus section entitled "The Conversion."

Request for a Copy of the Plan of Conversion and Reorganization

           A copy of the plan of conversion and reorganization and the articles of incorporation and bylaws of Citizens Community Bancorp, Inc. are available upon written request to CCB at the address on the front of this proxy statement. To receive timely delivery of the documents in advance of the special meeting of stockholders, you should make your request no later than October 12, 2006.

Description of the Conversion

           Citizens Community Bancorp, Inc. has been incorporated under Maryland law as a first-tier wholly owned subsidiary of Citizens Community Federal. To effect the conversion, the following will occur:

(1)	CCB will convert into an interim federal stock savings association and simultaneously merge with and into Citizens Community Federal, pursuant to which CCB will cease to exist;
(2)	Citizens Community MHC will convert from mutual form to an interim federal stock savings institution and simultaneously merge with and into Citizens Community Federal,

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pursuant to which Citizens Community MHC will cease to exist and the shares of CCB common stock held by Citizens Community MHC will be canceled; and
(3)	CCBC Interim Three Savings Bank will be formed as a wholly owned subsidiary of Citizens Community Bancorp, Inc., and then will merge with and into Citizens Community Federal.

           As a result of the merger of CCBC Interim Three Savings Bank with and into Citizens Community Federal, Citizens Community Federal will become a wholly owned subsidiary of Citizens Community Bancorp, Inc. and the outstanding shares of CCB common stock will be converted into a number of shares of Citizens Community Bancorp, Inc. common stock that will result in the holders of such shares owning in the aggregate approximately the same percentage of Citizens Community Bancorp, Inc. common stock to be outstanding upon the completion of the conversion (i.e., the common stock and the exchange shares) as the percentage of CCB common stock owned by them in the aggregate immediately before consummation of the conversion before giving effect to (1) the payment of cash in lieu of issuing fractional exchange shares and (2) any shares of common stock purchased by public stockholders in the offering.

           Pursuant to Office of Thrift Supervision regulations, consummation of the conversion (including the offering of common stock in the offering, as described below) is conditioned upon the approval of the plan of conversion and reorganization by (1) the Office of Thrift Supervision, (2) at least a majority of the total number of votes eligible to be cast by members of Citizens Community MHC at the special meeting of members, and (3) holders of two-thirds of the shares of the outstanding CCB common stock at the special meeting of stockholders. In addition, pursuant to Office of Thrift Supervision regulations, the consummation of the conversion is conditioned on the approval of the plan of conversion and reorganization by at least a majority of the current stockholders of CCB, excluding Citizens Community MHC, at the special meeting of stockholders.

Reasons for the Conversion

           After considering the advantages and disadvantages of the conversion, the Boards of Directors of Citizens Community Federal, CCB and Citizens Community MHC unanimously approved the conversion as being in the best interests of Citizens Community Federal, CCB, Citizens Community MHC and their respective stockholders and members. The Boards of Directors concluded that the conversion offers a number of advantages that will be important to our future growth and performance.

           The conversion will result in the raising of additional capital for Citizens Community Bancorp, Inc. and Citizens Community Federal, which will support Citizens Community Federal's future lending and operational growth and may also support possible future branching activities or the acquisition of other financial institutions or financial service companies or their assets. As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration paid in a transaction. Our current mutual holding company structure, by its nature, limits our ability to offer our common stock as consideration in a merger or acquisition. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by better enabling us to offer stock or cash consideration, or a combination of the two.

           After completion of the conversion, the unissued common and preferred stock authorized by Citizens Community Bancorp, Inc.'s articles of incorporation will permit it to raise additional capital through further sales of securities. Although CCB currently has the ability to raise additional capital through the sale of additional shares of CCB common stock, that ability is limited by the mutual holding company structure, which, among other things, requires that Citizens Community MHC hold a majority of the outstanding shares of CCB common stock.

           Although no assurances can be given, we expect the conversion to result in a more active and liquid market for Citizens Community Bancorp, Inc. common stock, which we have applied to have listed

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on the Nasdaq National Market, than currently exists for CCB common stock, which is not listed on Nasdaq but is traded on the Over-the-Counter Electronic Bulletin Board, and has limited liquidity.

           The conversion will afford our officers and employees the opportunity to increase their stock ownership, which we believe to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. The conversion will also provide our customers and local community members with an opportunity to acquire our stock.

           If Citizens Community Federal had undertaken a standard conversion in 2004, applicable Office of Thrift Supervision regulations would have required a greater amount of CCB common stock to be sold than the amount that was sold in connection with the formation of Citizens Community MHC. If a standard conversion had been conducted in 2004, management of Citizens Community Federal believed that it would have been difficult to prudently invest the larger amount of capital that would have been raised, when compared to the net proceeds raised in connection with the formation of Citizens Community MHC. In addition, a standard conversion in 2004 would have immediately eliminated all aspects of the mutual form of organization.

           The disadvantages of the conversion considered by Citizens Community Federal's Board of Directors are the additional expense and effort of operating as a public company listed on the Nasdaq Stock Market and the fact that operating in the stock holding company form of organization could subject Citizens Community Federal to contests for corporate control. The Board of Directors determined that the advantages of the conversion outweighed the disadvantages.

Share Exchange Ratio

           Office of Thrift Supervision regulations provide that in a conversion from mutual holding company to stock holding company form, the public stockholders will be entitled to exchange their shares for common stock of the stock holding company, provided that the mutual holding company demonstrates to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable. Under the plan of conversion and reorganization, each publicly held share of CCB common stock will, on the effective date of the conversion, be converted automatically into and become the right to receive a number of new shares of Citizens Community Bancorp, Inc. common stock. The number of new shares of common stock will be determined pursuant to an exchange ratio that ensures that the public stockholders of CCB common stock will own approximately the same percentage of new common stock in Citizens Community Bancorp, Inc. after the conversion as they held in CCB immediately before the conversion, before giving effect to (1) the receipt of cash in lieu of fractional shares and (2) their purchase of additional shares in the offering. At September 8, 2006, there were 3,724,628 shares of CCB common stock outstanding, of which 955,959 were publicly held. The exchange ratio is not dependent on the market value of CCB common stock. It is calculated based on the percentage of CCB common stock held by the public, the independent appraisal of CCB prepared by RP Financial and the number of shares sold in the offering.

           The following table shows how the exchange ratio will adjust, based on the number of shares sold in the offering. The table also shows how many shares an owner of 100 shares of CCB common stock would receive in the exchange, based on the number of shares sold in the offering.

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	Shares to be Sold In This Offering		Shares to be Exchanged for Shares of Citizens Community Bancorp, Inc.		Total Shares of Common Stock to be Outstanding	Exchange Ratio	Shares to be Received for 100 Shares of CCB(1)
	Amount
Percent
Amount
Percent
Minimum	3,400,000	74.3%	1,173,944	25.7%	4,573,944	1.22803	122
Midpoint	4,000,000	74.3	1,381,110	25.7	5,381,110	1.44474	144
Maximum	4,600,000	74.3	1,588,277	25.7	6,188,277	1.66145	166
15% Above Maximum	5,290,000	74.3	1,826,519	25.7	7,116,519	1.91067	191

______________
(1)    Cash will be paid instead of issuing any fractional shares.

           Outstanding options to purchase shares of CCB common stock will be converted into and become options to purchase Citizens Community Bancorp, Inc. common stock. The number of shares of common stock to be received upon exercise of these options and the related exercise price will be adjusted for the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected. At June 30, 2006, there were 98,890 outstanding options to purchase CCB common stock, 19,978 of which were vested. Effect of the Conversion on Stockholders of CCB

           As adjusted for the exchange ratio, the conversion will increase the stockholders' equity (book value) per share and earnings per share of the current stockholders of CCB. The following table compares historical information for CCB with similar information on a pro forma and per equivalent CCB share basis. The information listed as "per equivalent CCB share" was obtained by multiplying the pro forma amounts by the exchange ratio indicated in the table.

	CCB Historical	Pro Forma	Exchange Ratio	Per Equivalent CCB Share
Book value per share at June 30, 2006:
Sale of 3,400,000 shares	$8.03	$13.02	1.22803	$15.99
Sale of 4,000,000 shares	8.03	12.06	1.44474	17.42
Sale of 4,600,000 shares	8.03	11.36	1.66145	18.87
Sale of 5,290,000 shares	8.03	10.73	1.91067	20.50
Earnings per share for nine months ended June 30, 2006:
Sale of 3,400,000 shares	$0.09	$0.17	1.22803	$0.21
Sale of 4,000,000 shares	0.09	0.14	1.44474	0.20
Sale of 4,600,000 shares	0.09	0.14	1.66145	0.23
Sale of 5,290,000 shares	0.09	0.14	1.91067	0.26
Price per share(1):
Sale of 3,400,000 shares	$14.14	$10.00	1.22803	$12.28
Sale of 4,000,000 shares	14.14	10.00	1.44474	14.45
Sale of 4,600,000 shares	14.14	10.00	1.66145	16.61
Sale of 5,290,000 shares	14.14	10.00	1.91067	19.11

______________
(1)     At April 24, 2006, which was the day of the last trade before announcement of the adoption of the plan of conversion and reorganization.

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Tax Aspects

           Completion of the conversion is conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Wisconsin tax laws, that no gain or loss will be recognized by Citizens Community Federal, Citizens Community MHC, CCB or Citizens Community Bancorp, Inc. as a result of the conversion or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinions summarized below address all material federal income tax consequences that are generally applicable to CCB and its stockholders.

           Silver, Freedman & Taff, L.L.P. has issued an opinion to Citizens Community MHC, CCB and Citizens Community Bancorp, Inc. that, for federal income tax purposes:
  The transactions qualify as statutory mergers and each merger required by the Plan qualifies as a reorganization within the meaning of Code Section 368(a)(1)(A). Citizens Community MHC, CCB, Citizens Community Bancorp, Inc. and Citizens Community Federal will each be a party to a "reorganization" as defined in Code Section 368(b).

  Citizens Community MHC will not recognize any gain or loss on the transfer of its assets to Citizens Community Federal in exchange for Citizens Community Federal liquidation interests for the benefit of Citizens Community MHC members who remain depositors of Citizens Community Federal.

  No gain or loss will be recognized by Citizens Community Federal upon the receipt of the assets of Citizens Community MHC in exchange for the transfer to the members of Citizens Community Federal liquidation interests.

  No gain or loss will be recognized by Citizens Community Federal upon the receipt of the assets of CCBC Interim Two Savings Bank and CCBC Interim Three Savings Bank pursuant to the Conversion.

  No gain or loss will be recognized by CCBC Interim Two Savings Bank following its conversion to a federal stock savings bank.

  The reorganization of Citizens Community Bancorp, Inc. as the holding company of Citizens Community Federal qualifies as a reorganization within the meaning of Code Section 368(a)(I)(A) by virtue of Code Section 368(a)(2)(E). Therefore, Citizens Community Federal, CCB, and CCBC Interim Three Savings Bank will each be a party to a reorganization, as defined in Code Section 368(b).

  No gain or loss will be recognized by CCBC Interim Three Savings Bank upon the transfer of its assets to Citizens Community Federal pursuant to the Conversion.

  Members will recognize no gain or loss upon the receipt of Citizens Community Federal liquidation interests.

  No gain or loss will be recognized by Citizens Community Bancorp, Inc., upon the receipt of Citizens Community Federal stock solely in exchange for stock of Citizens Community Bancorp, Inc.

  Current stockholders of CCB will not recognize any gain or loss upon their exchange of common stock solely for shares of stock of Citizens Community Bancorp, Inc.

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  Each stockholder's aggregate basis in shares of stock of Citizens Community Bancorp, Inc. received in the exchange will be the same as the aggregate basis of common stock surrendered in the exchange before giving effect to any payment of cash in lieu of fractional shares.

  No gain or loss will be recognized by Citizens Community Bancorp, Inc. on the receipt of money in exchange for stock of Citizens Community Bancorp, Inc. sold in the Stock Offering.

  No gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon the distribution to them of the non-transferable subscription rights to purchase shares of stock of Citizens Community Bancorp, Inc.
           The opinion in the last bullet above is predicated on representations from Citizens Community Federal, CCB, Citizens Community Bancorp, Inc. and Citizens Community MHC that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. The opinion in the last bullet above is based on the position that the subscription rights to purchase shares of common stock received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have a fair market value of zero. In reaching its opinion stated in the second bullet above, Silver, Freedman & Taff, L.L.P. has noted that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipients with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. Silver, Freedman & Taff, L.L.P. believes that it is more likely than not that the fair market value of the subscription rights to purchase common stock is zero.

           If the non-transferable subscription rights to purchase common stock are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised), and we may be taxed on the distribution of the subscription rights.

           We are also subject to Wisconsin income taxes and have received an opinion from Wipfli LLP that the Stock Offering will be treated for Wisconsin state tax purposes similarly to the treatment of the Stock Offering for federal tax purposes.

           Unlike a private letter ruling from the IRS, the federal and state tax opinions have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the Wisconsin tax authorities. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisers as to the tax consequences in the event the subscription rights are determined to have any market value.

           The opinions of Silver, Freedman & Taff, L.L.P. and Wipfli LLP are filed as exhibits to the registration statement that Citizens Community Bancorp, Inc. has filed with the Securities and Exchange Commission.

Comparison of Stockholders' Rights

           As a result of the conversion, current holders of CCB common stock will become stockholders of Citizens Community Bancorp, Inc. There are certain differences in stockholder rights arising from distinctions between the federal stock charter and bylaws of CCB and the articles of incorporation and bylaws of Citizens Community Bancorp, Inc. and from distinctions between laws with respect to federally chartered savings and loan holding companies and Maryland law.

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           In some instances, the rights of stockholders of Citizens Community Bancorp, Inc. will be less than the rights stockholders of CCB currently have. The decrease in stockholder rights under the Maryland articles of incorporation and bylaws are not mandated by Maryland law but have been chosen by management as being in the best interests of Citizens Community Bancorp, Inc. In some instances, the differences in stockholder rights may increase management rights. In other instances, these provisions in Citizens Community Bancorp, Inc.'s articles of incorporation and bylaws described below may make it more difficult to pursue a takeover attempt that management opposes. These provisions will also make the removal of the board of directors or management, or the appointment of new directors, more difficult. We believe that the provisions described below are prudent and will enhance our ability to remain an independent financial institution and reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the conversion proceeds into productive assets and allow us to implement our business plan during the initial period after the conversion. We believe these provisions are in the best interests of Citizens Community Bancorp, Inc. and its stockholders.

           The following discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the more significant differences and certain important similarities. This discussion is qualified in its entirety by reference to the articles of incorporation and bylaws of Citizens Community Bancorp, Inc. and Maryland law.

General

           Citizens Community Bancorp, Inc. is a newly formed Maryland corporation. It is authorized to issue 20,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of serial preferred stock, par value $0.01 per share. We will issue between 4,573,944 and 7,116,519 shares of common stock in the Stock Offering. Upon payment of the purchase price, shares of common stock issued in the Stock Offering will be fully paid and non-assessable. No shares of preferred stock will be issued in the Stock Offering. The board of directors can, without stockholder approval, issue additional shares of common stock.

Common Stock

           Each share of common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. The common stock will represent non-withdrawable capital, will not be an account of insurable type and will not be insured by the FDIC or any other governmental agency.

           Dividends. Citizens Community Bancorp, Inc. can pay dividends if, after giving effect to the distribution, it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and its total assets exceed the sum of its liabilities and the amount needed, if Citizens Community Bancorp, Inc. were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The holders of common stock of Citizens Community Bancorp, Inc. will be entitled to receive and share equally in dividends as may be declared by the board of directors of Citizens Community Bancorp, Inc. out of funds legally available for dividends. If Citizens Community Bancorp, Inc. issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends. See "Our Policy Regarding Dividend" and "How We Are Regulated." OTS regulations also limit our ability to pay dividends. See "How We Are Regulated - Limitations on Dividends and Other Distributions."

           Voting Rights. After the Conversion, the holders of common stock of Citizens Community Bancorp, Inc. will possess exclusive voting rights in Citizens Community Bancorp, Inc. The holder of shares of common stock will be entitled to one vote for each share held on all matters subject to stockholder vote and will not have any right to cumulate votes in the election of directors.

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           Liquidation Rights. In the event of any liquidation, dissolution, or winding-up of Citizens Community Bancorp, Inc., the holders of the common stock generally would be entitled to receive, after payment of all debts and liabilities of Citizens Community Bancorp, Inc. (including all debts and liabilities of Citizens Community Federal and distribution of the balance in the special liquidation account of Citizens Community Federal to eligible account holders and supplemental eligible account holders), all assets of Citizens Community Bancorp, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

           Preemptive Rights; Redemption. Because the holders of the common stock do not have any preemptive rights with respect to any shares that may be issued by Citizens Community Bancorp, Inc., the board of directors may sell shares of capital stock of Citizens Community Bancorp without first offering these shares to existing stockholders. The common stock will not be subject to any redemption provisions.

Preferred Stock

           We are authorized to issue up to 1,000,000 shares of serial preferred stock and to fix and state voting powers, designations, preferences, or other special rights of preferred stock and the qualifications, limitations and restrictions of those shares as the board of directors may determine in its discretion. Preferred stock may be issued in distinctly designated series, may be convertible into common stock and may rank prior to the common stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The issuance of preferred stock could adversely affect the voting and other rights of holders of common stock.

           The authorized but unissued shares of preferred stock and the authorized but unissued and unreserved shares of common stock will be available for issuance in future mergers or acquisitions, in future public offerings or private placements. Except as otherwise required to approve the transaction in which the additional authorized shares of preferred stock would be issued, no stockholder approval generally would be required for the issuance of these shares.

Anti-Takeover Effects of Citizens Community Bancorp, Inc.'s Articles of Incorporation and Bylaws and Management Remuneration Adopted in the Conversion

           The provisions described above are intended to reduce Citizens Community Bancorp, Inc.'s vulnerability to takeover attempts and other transactions that have not been negotiated with and approved by our Board of Directors. Provisions of the equity incentive plan will provide for accelerated benefits to participants if a change in control of Citizens Community Bancorp, Inc. or Citizens Community Federal occurs or a tender or exchange offer for our stock is made. We also maintain employment agreements with our chief executive officer and three other executive officers, which will provide these officers and employees with additional payments and benefits on the individual's termination in connection with a change in control of Citizens Community Bancorp, Inc. or Citizens Community Federal. The foregoing provisions and limitations may make it more difficult for companies or persons to acquire control of Citizens Community Bancorp, Inc. Additionally, the provisions could deter offers to acquire the outstanding shares of Citizens Community Bancorp, Inc. that might be viewed by stockholders to be in their best interests.

           Our Board of Directors believes that the provisions of the articles of incorporation and bylaws are in the best interest of Citizens Community Bancorp, Inc. and its stockholders. An unsolicited non-negotiated takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. In the Board of Directors' judgment, the Board of Directors is in the best position to determine the value of Citizens Community Bancorp, Inc. and to negotiate more effectively for what may be in the best interest of all stockholders. Accordingly, the Board of Directors believes it is in the best interest of Citizens Community Bancorp, Inc. and its stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage negotiations and discourage

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non-negotiated takeover attempts. It is also the Board of Director's view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the fair value of Citizens Community Bancorp, Inc. Despite the belief of our Board of Directors as to the benefit to stockholders of these provisions of Citizens Community Bancorp, Inc.'s articles of incorporation and bylaws, these provisions may have the effect of discouraging a takeover attempt that would not be approved by our Board of Directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in this type of transaction might not have the opportunity to do so. Furthermore, these provisions may perpetuate incumbent management, even though some stockholders may deem existing management not to be acting in their best interests.

Exchange of Certificates

           After completion of the conversion, each holder of a certificate or certificates evidencing shares of CCB common stock (other than Citizens Community MHC), upon surrender of the certificate to our transfer agent, which is anticipated to serve as the exchange agent for the conversion, will receive a certificate or certificates representing the number of full shares of Citizens Community Bancorp, Inc. common stock into which the holder's shares have been converted based on the exchange ratio. Promptly following the consummation of the conversion, the exchange agent will mail to each holder of record of an outstanding certificate evidencing shares of CCB common stock a form of letter of transmittal (which specifies that delivery shall be effected, and risk of loss and title to the certificate shall pass, only upon delivery of the certificate to the exchange agent) advising the holder of the terms of the exchange and of the procedure for surrendering to the exchange agent the certificate in exchange for a certificate or certificates evidencing Citizens Community Bancorp, Inc. common stock. CCB stockholders should not forward their certificates to CCB or the exchange agent until they have received the transmittal letter. If you hold shares of CCB common stock in street name, your account should automatically be credited with shares of Citizens Community Bancorp, Inc. common stock following consummation of the conversion. No transmittal forms will be mailed relating to shares held in street name.

           We will not issue any fractional shares of Citizens Community Bancorp, Inc. common stock. For each fractional share that would otherwise be issued as a result of the exchange of Citizens Community Bancorp, Inc. common stock for CCB common stock, we will pay an amount equal to the product obtained by multiplying the fractional share interest to which the former CCB stockholder would otherwise be entitled by $10.00. Payment for fractional shares will be made as soon as practicable after receipt by the exchange agent of surrendered CCB stock certificates. If you hold shares of CCB common stock in street name, your account should automatically be credited with cash in lieu of fractional shares.

           No holder of a certificate representing shares of CCB common stock will be entitled to receive any dividends on Citizens Community Bancorp, Inc. common stock until the certificate representing the holder's shares of CCB common stock is surrendered in exchange for certificates representing shares of Citizens Community Bancorp, Inc. common stock. In the event that we declare dividends after the conversion, but before surrender of certificates representing shares of CCB common stock, dividends payable on shares of Citizens Community Bancorp, Inc. common stock not then issued will accrue (without interest). Any dividends will be paid (without interest) upon surrender of the certificates representing shares of CCB common stock. We will, after the completion of the conversion, treat certificates representing shares of CCB common stock as evidencing ownership of the number of full shares of Citizens Community Bancorp, Inc. common stock into which the shares of CCB common stock represented by these certificates have been converted, notwithstanding the failure on the part of the holder to surrender the certificates.

           We will not be obligated to deliver a certificate or certificates representing shares of Citizens Community Bancorp, Inc. common stock to which a holder of CCB common stock would otherwise be entitled as a result of the conversion until the holder surrenders the certificate or certificates representing the shares of CCB common stock for exchange as provided above, or provides an appropriate affidavit of loss and indemnity

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agreement and/or a bond. If any certificate evidencing shares of Citizens Community Bancorp, Inc. common stock is to be issued in a name other than that in which the certificate evidencing CCB common stock surrendered in exchange therefor is registered, it shall be a condition of the issuance that the certificate so surrendered must be properly endorsed and otherwise be in proper form for transfer and that the person requesting the exchange pay to the exchange agent any transfer or other tax required by reason of the issuance of a certificate for shares of common stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the exchange agent that the tax has been paid or is not payable.

Dissenters' Rights

           General. Stockholders of a corporation that is proposing to merge or consolidate with another entity are sometimes entitled under relevant state or federal laws to appraisal or dissenters' rights in connection with the proposed transaction depending on the circumstances. This right generally confers on stockholders who oppose a merger or the consideration to be received in the merger the right to receive, instead of the consideration being offered in the merger, the fair value for their shares as determined in accordance with applicable state or federal law.

           Dissenters' Rights Under 12 C.F.R. § 552.14. As a stockholder of a federally chartered corporation, you have appraisal rights under regulations promulgated by the Office of Thrift Supervision under 12 C.F.R. § 552.14 (the "Office of Thrift Supervision regulations"). Under the Office of Thrift Supervision regulations, if you do not wish to exchange your shares for shares of Citizens Community Bancorp, Inc. pursuant to the exchange ratio, you have the right to dissent from the conversion and related transactions and to seek an appraisal of, and to be paid the fair value, exclusive of any value arising from the accomplishment or expectation of the transactions contemplated by the plan of conversion and reorganization, for shares of CCB common stock held by you, provided you comply with Section 552.14 of the Office of Thrift Supervision regulations.

           Our stockholders who are entitled to vote on the approval of the plan of conversion and reorganization that do not vote in favor of the plan of conversion and reorganization and who otherwise comply with the applicable procedures under Section 552.14 of the Office of Thrift Supervision regulations are entitled to dissenters' rights under federal law. To perfect your dissenters' rights, you must strictly comply with the procedures in Section 552.14 of the Office of Thrift Supervision regulations. Failure to strictly comply with these procedures will result in the loss of dissenters' rights.

           The following is a summary of the material provisions of Section 552.14 of the Office of Thrift Supervision regulations. The full text of Section 552.14 of the Office of Thrift Supervision regulations is reprinted as Appendix A to this proxy statement. You should read Appendix A in its entirety. All references in this summary to a "stockholder" are to the record holder of the shares of CCB common stock on the record date. A person having a beneficial interest in shares that are held in street name or otherwise held of record in the name of another person, like a broker or nominee, is responsible for ensuring that a demand for appraisal is made by the record holder and must act promptly to cause the record holder to properly follow the steps summarized below in a timely manner to exercise whatever dissenters' rights the beneficial owner may have.

           You Must Perfect Your Appraisal Rights. To perfect dissenters' rights under Section 552.14 of the Office of Thrift Supervision regulations with respect to your shares of common stock of CCB, you must comply with the following procedures:
  You must not vote for the adoption of the plan of conversion and reorganization or consent to it in writing, including the returning of a signed proxy without indicating any voting instructions as to the proposal.

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  You must deliver to CCB a written demand for appraisal of your shares of CCB common stock before the vote on the proposal to adopt the plan of conversion and reorganization.
           A written demand for appraisal must reasonably inform us of the identity of the stockholder and his or her intent to demand appraisal of his or her shares of CCB common stock. This written demand for appraisal must be separate from any proxy or vote in person against or abstention from voting on the plan of conversion and reorganization. A proxy or vote in person against or abstention from voting on the adoption of the plan of conversion and reorganization will not, in and of itself, constitute a demand for appraisal.

           All written demands for appraisal must be mailed or delivered to:

           Citizens Community Bancorp, Inc.
           2174 EastRidge Center
           Eau Claire, Wisconsin 54701

           Attention: Corporate Secretary or should be delivered to the Corporate Secretary at the CCB special meeting before the vote on the plan of conversion and reorganization.

           Citizens Community Bancorp, Inc. Must Provide Notice to Each CCB Stockholder That Has Properly Asserted Dissenters' Rights. Within ten days after the completion of the transactions contemplated by the plan of conversion and reorganization, Citizens Community Bancorp, Inc., as the successor company, will notify each CCB stockholder that has properly asserted dissenters' rights under Section 552.14 of the Office of Thrift Supervision regulations, and that has not voted in favor of the plan of conversion and reorganization, of the following:
  the effective date of the conversion;

  the fair market value that Citizens Community Bancorp, Inc. will offer to pay for the shares;

  that, within 60 days of the effective date of the conversion, a petition must be filed with the Office of Thrift Supervision if an agreement as to the price of the dissented shares is not agreed upon by Citizens Community Bancorp, Inc. and the dissenting stockholder;

  that the transfer agent must note on the stockholder's stock certificates that appraisal proceedings are pending; and

  the notice requirements of the petition.
           Acceptance of Offer. If within 60 days of the effective date of the conversion, the fair value is agreed upon between Citizens Community Bancorp, Inc. and any stockholder who has complied with the requirements summarized above, payment of the agreed price must be made within 90 days of the effective date of the conversion.

           A Petition Must be Filed with the Office of Thrift Supervision. Within 60 days after the effective date of the conversion, but not thereafter, any CCB stockholder who has complied with the requirements summarized above may file a petition with the Office of Thrift Supervision demanding a determination of the fair value of the shares that are entitled to dissenters' rights. A copy of the petition must be given to Citizens Community Bancorp, Inc. as the surviving corporation by registered or certified mail. It will be the obligation of the stockholders wishing to assert appraisal rights to initiate all necessary action to perfect their dissenters' rights within the time prescribed in Section 552.14 of the Office of Thrift Supervision regulations. Any CCB stockholder entitled to file a petition with the Office of Thrift

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Supervision who fails to file the petition within 60 days of the effective date of the conversion will be deemed to have accepted the exchange of shares of Citizens Community Bancorp, Inc. for shares of CCB based upon the exchange ratio.

           Stock Certificates Must be Noted by the Transfer Agent. Within 60 days of the effective date of the conversion, each CCB stockholder demanding appraisal and payment under Section 552.14 of the Office of Thrift Supervision regulations must submit to Registrar and Transfer Company, the transfer agent, his or her certificates of CCB common stock for notation by the transfer agent that appraisal proceedings are pending. Any CCB stockholder who fails to submit his or her stock certificates for this notation will no longer be entitled to dissenters' rights under Section 552.14 of the Office of Thrift Supervision regulations, and will be deemed to have accepted the exchange of shares of Citizens Community Bancorp, Inc. for shares of CCB based upon the exchange ratio.

           The Director of the Office of Thrift Supervision Will Determine the Fair Value of the CCB Common Stock. The Director of the Office of Thrift Supervision will either appoint one or more independent persons or direct appropriate staff of the Office of Thrift Supervision to determine the fair market value of the shares, as of the effective date of the conversion, exclusive of any element of value arising from the accomplishment or expectation of the conversion. Appropriate staff of the Office of Thrift Supervision will review and provide an opinion on the appraisals prepared by the independent person as to the suitability of the appraisal methodology and the adequacy of the analysis and the supportive data.

           After considering the appraisal report and the advice of the appropriate staff, and if the Director agrees with the valuation of the shares, the Director will direct payment by Citizens Community Bancorp, Inc. of the appraised fair market value of the shares of CCB common stock upon surrendering of the certificates representing the stock. Citizens Community Bancorp, Inc. must make the payment, together with interest from the effective date of the conversion, at a rate deemed equitable by the Director.

           In addition, the Director may apportion and assess the costs and expenses of any proceeding under Section 552.14 of the Office of Thrift Supervision regulations against all or some of the parties. In making this assessment, the Director will consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided under Section 552.14 of the Office of Thrift Supervision regulations.

           You May Withdraw Your Demand for Appraisal. At any time within 60 days after the effective date of the conversion, any CCB stockholder will have the right to withdraw his or her demand for appraisal and to accept the exchange of shares in accordance with the terms of the plan of conversion and reorganization.

           No Right to Vote Appraisal Shares or Receive Dividends or Distribution on Appraisal Shares. Any holder of shares of common stock for which appraisal rights are available that has duly demanded an appraisal in compliance with Section 552.14 of the Office of Thrift Supervision regulations will not be entitled to vote, after the consummation of the conversion, those shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of those shares as of a record date prior to the completion of the conversion.

Interest of Our Management and Directors

           Our management and directors have an interest in the approval of the plan of conversion and reorganization because we intend our existing employee stock ownership plans to purchase additional shares in the offering and because we intend to implement a stock-based benefit plan under which we would grant stock options and award shares of restricted stock. For a discussion of these plans, see the section captioned "Management - Benefit Plans" in the prospectus.

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Recommendation of Our Board of Directors

           Our Board of Directors recommends that you vote "FOR" the proposal to approve the plan of conversion and reorganization.

Miscellaneous

           We will pay the cost of this proxy solicitation. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of CCB common stock. In addition to soliciting proxies by mail, our directors, officers and regular employees may solicit proxies personally or by telephone without receiving additional compensation.

           Whether or not you plan to attend the special meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

BY ORDER OF THE BOARD OF DIRECTORS /s/ James G. Cooley James G. Cooley President and Chief Executive Officer

Eau Claire, Wisconsin
September 21, 2006

Appendix A

Appendix A

12 Code of Federal Regulations Section 552.14

§552.14 Dissenter and appraisal rights.

(a)	Right to demand payment of fair or appraised value. Except as provided in paragraph (b) of this section, any stockholder of a Federal stock association combining in accordance with §552.13 of this part shall have the right to demand payment of the fair or appraised value of his stock: Provided, that such stockholder has not voted in favor of the combination and complies with the provisions of paragraph (c) of this section.

(b)	Exceptions. No Stockholder required to accept only qualified consideration for his or her stock shall have the right under this section to demand payment of the stock's fair or appraised value, if such stock was listed on a national securities exchange or quoted on the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") on the date of the meeting at which the combination was acted upon or stockholder action is not required for a combination made pursuant to §552.1 3(h)(2) of this part. "Qualified consideration" means cash, shares of stock of any association or corporation which at the effective date of the combination will be listed on a national securities exchange or quoted on NASDAQ, or any combination of such shares of stock and cash.

(c)	Procedure.
(1)	NOTICE. Each constituent Federal stock association shall notify all stockholders entitled to rights under this section, not less than twenty days prior to the meeting at which the combination agreement is to be submitted for stockholder approval, of the right to demand payment of appraised value of shares, and shall include in such notice a copy of this section. Such written notice shall be mailed to stockholders of record and may be part of the management's proxy solicitation for such meeting.

(2)	DEMAND FOR APPRAISAL AND PAYMENT. Each stockholder electing to make a demand under this section shall deliver to the Federal stock association, before voting on the combination, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the combination by the stockholder.

	(3)	NOTIFICATION OF EFFECTIVE DATE AND WRITTEN OFFER. Within ten days after the effective date of the combination, the resulting association shall:
(i)	Give written notice by mail to stockholders of constituent Federal stock associations who have complied with the provisions of paragraph (c)(2) of this section and have not voted in favor of the combination, of the effective date of the combination;

(ii) Make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the resulting association to be the fair value thereof; and
(iii)	Inform them that, within sixty days of such date, the respective requirements of paragraphs (c)(5) and (6) of this section (set out in the notice) must be satisfied. The notice and offer shall be accompanied by a balance sheet and statement of income of the association the shares of which the dissenting stockholder holds, for a fiscal year ending not more than sixteen months before the date of notice and offer, together with the latest available interim financial statements.

	(4)	ACCEPTANCE OF OFFER. If within sixty days of the effective date of the combination the fair value is agreed upon between the resulting association and any stockholder who has complied with the provisions of paragraph (c) (2) of this section, payment therefor shall be made within ninety days of the effective date of the combination.

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(5)	PETITION TO BE FILED IF OFFER NOT ACCEPTED. If within sixty days of the effective date of the combination the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section do not agree as to the fair value, then any such stockholder may file a petition with the Office, with a copy by registered or certified mail to the resulting association, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition under this section who fails to file such petition within sixty days of the effective date of the combination shall be deemed to have accepted the terms offered under the combination.

(6)	STOCK CERTIFICATES TO BE NOTED. Within sixty days of the effective date of the combination, each stockholder demanding appraisal and payment under this section shall submit to the transfer agent his certificates of stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his stock certificates for such notation shall no longer be entitled to appraisal rights under this section and shall be deemed to have accepted the terms offered under the combination.
(7)	WITHDRAWAL OF DEMAND. Notwithstanding the foregoing, at any time within sixty days after the effective date of the combination, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the combination.
(8)	VALUATION AND PAYMENT. The Director shall, as he or she may elect, either appoint one or more independent persons or direct appropriate staff of the Office to appraise the shares to determine their fair market value, as of the effective date of the combination, exclusive of any element of value arising from the accomplishment or expectation of the combination. Appropriate staff of the Office shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Director after consideration of the appraisal report and the advice of the appropriate staff shall, if he or she concurs in the valuation of the shares, direct payment by the resulting association of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the effective date of the combination, at a rate deemed equitable by the Director.
(9)	COSTS AND EXPENSES. The costs and expenses of any proceeding under this section may be apportioned and assessed by the Director as he or she may deem equitable against all or some of the parties. In making this determination the Director shall consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section.
(10)	VOTING AND DISTRIBUTION. Any stockholder who has demanded appraisal rights as provided in paragraph (c)(2) of this section shall thereafter neither be entitled to vote such stock for any purpose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distribution payable to, or a vote to be taken by stockholders of record at a date which is on or prior to, the effective date of the combination): Provided, that if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the combination, such stockholder shall thereupon be entitled to vote and receive the distributions described above.
(11)	STATUS. Shares of the resulting association into which shares of the stockholders demanding appraisal rights would have been converted or exchanged, had they assented to the combination, shall have the status of authorized and unissued shares of the resulting association.

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Proxy Card

X PLEASE MARK VOTES AS IN THIS EXAMPLE

REVOCABLE PROXY
CITIZENS COMMUNITY BANCORP

SPECIAL MEETING OF STOCKHOLDERS
OCTOBER 26, 2006
4:30 P.M., LOCAL TIME

The undersigned hereby appoints James G. Cooley and Richard McHugh, and each of them, with full power of substitution, to act as proxy for the undersigned and to vote all shares of common stock of Citizens Community Bancorp (the "Company") that the undersigned is entitled to vote only at the special meeting of stockholders, to be held on October 26, 2006, at 4:30 p.m., local time, at the Citizens Community Federal offices at 427 West Prairie View Road, Chippewa Falls, Wisconsin and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE LISTED PROPOSAL.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted "FOR" the proposal listed only if signed and dated. If any other business is presented at the special meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the special meeting. This proxy also confers discretionary authority on the Board of Directors to vote with respect to any other business that may come before the special meeting or any adjournment thereof.

The undersigned acknowledges receipt from the Company before the execution of this proxy of notice of the special meeting of stockholders and of a proxy statement for the special meeting.

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

Please be sure to sign and date this Proxy in the box below.

Date

Stockholder sign above —— Co-holder (if any) sign above

Back of Card

End.